Exhibit 99.

Carpenter Technology Reports Third Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--April 22, 2003--Carpenter Technology Corporation (NYSE:CRS) today reported third quarter results, which showed improved operating performance, continued generation of free cash flow and a further reduction in its net debt position.
    Net sales for the third fiscal quarter ended March 31, 2003 were $234.6 million, compared with $250.2 million for the same period a year ago.
    Net income in the third quarter was $1.7 million or $.06 per diluted share, compared with a net loss of $10.5 million or $.49 per diluted share a year ago.
    Free cash flow, defined as net cash provided before financing activities but after dividends, was $21.7 million in the third quarter versus $31.0 million in the same quarter a year ago.
    At the end of the third quarter, total debt, net of cash and including amounts outstanding under the company's receivables purchase facility, was reduced to $379.4 million. Carpenter's net debt amount was $21.7 million lower than at the end of the previous quarter and $88.7 million lower than a year ago.

    Year-to-Date Results

    Net sales for the first nine months of the current fiscal year were $658.7 million, compared with $749.5 million from the same period a year ago. The net loss, including special charges, was $16.4 million or $.79 per diluted share. Carpenter incurred special charges after-tax totaling $16.2 million or $.73 per diluted share in the first and second quarters of fiscal 2003.
    For the first nine months of last fiscal year, Carpenter had a net loss of $113.4 million or $5.17 per diluted share. The first quarter last year had a $112.3 million charge, or $5.06 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."
    Year to date, the company generated $47.4 million of free cash flow versus $48.0 million for the same period a year ago, after adjusting for the effects of the receivables purchase facility.

    Operating Summary

    "Our aggressive cost reduction actions and cash management initiatives over the past fiscal year have resulted in an improvement in Carpenter's operating performance despite challenging conditions in our key markets," said Dennis M. Draeger, chairman and chief executive officer. "We are pleased that in addition to the improvement in operating income, we further reduced inventory and debt.
    "The enhancements that we made to our cost structure and business processes should have a sustainable positive effect on our operating performance going forward."
    Sales for the third fiscal quarter declined six percent from a year ago due to lower demand for high temperature and titanium alloys as a result of lower commercial aircraft and industrial gas turbine build rates. The rate of decline in sales to these two key markets for Carpenter moderated in the third fiscal quarter from the previous three quarters.
    Partially offsetting the sales decline in these markets was an 11 percent increase in sales to the industrial market due to share gain initiatives, a lower level of stainless bar and rod imports and increased demand for product sold into the chemical and oil segments. Sales to the automotive and consumer markets were relatively flat versus a year ago.
    Operating income before other income and expense (net sales less cost of sales and selling and administrative expenses) for the third quarter of $7.8 million improved from a loss of $7.1 million a year ago. The improvement primarily reflected the benefit of the company's cost reduction initiatives, productivity improvements and the effects on operating income of a more modest level of inventory reduction versus a year ago.
    These positive contributions to operating income were partially offset by a difficult pricing environment due to excess global stainless steel capacity coupled with sluggish demand for those products. Additionally, lower sales of high-temperature alloys and titanium products adversely affected margins.

    Outlook

    "During this downturn, we have managed the business to sharply reduce the cost structure, which should benefit operating margins when the economy recovers. In the near term, we remain cautious as a drop in consumer confidence and the potential response by businesses to further curtail capital spending could stall the recovery in many of the markets Carpenter serves," Draeger concluded.
    Based on current market conditions, Carpenter expects continued profitability in its fourth fiscal quarter (ending June 30), driven primarily by the cost reduction initiatives it has undertaken.
    Additionally, the company now anticipates that free cash flow for fiscal 2003 will be approximately $60 million. Carpenter previously indicated that its free cash flow would be in excess of $40 million.
    Although the company expects that its cost reduction efforts and process improvements will have a sustainable effect on its operating performance going forward, it also expects that pension plan related factors will negatively impact its earnings in fiscal 2004 (begins July 1, 2003).
    The company anticipates that its net pension credit will change to a net pension expense in fiscal 2004. For fiscal 2003, the net pension credit is equivalent to $.09 per diluted share.
    While the credit will reverse to an expense in fiscal 2004, the change will be a non-cash item as the company does not expect that it will be required to make any cash contributions to its defined benefit pension plan. The company's defined benefit pension plan remains well funded.
    The fiscal 2004 net pension expense primarily results from the accumulated effect of investment losses from more than two years of declining stock market returns. The stock market performance coupled with the low interest rate environment will lead to changes in actuarial assumptions. The changes will include a lower future rate of expected returns on the pension assets as well as a lower discount rate, which has the effect of increasing the company's pension expense.
    Based on the current value of its defined benefit pension plan assets, the net pension expense could be approximately $1.00 per diluted share for fiscal year 2004.
    However, the final net pension expense will be actuarially determined as of June 30, 2003 and held constant throughout the next fiscal year. The company's current estimate is subject to change based upon the performance of the equity markets, bond markets and finalization of certain actuarial assumptions.

    Segment Results - Third Quarter

    Specialty Metals

    Net sales for the quarter ended March 31, 2003 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $204.3 million or $15.5 million lower than in the same quarter a year ago.
    SAO sales decreased seven percent due to a weaker sales mix and reduced selling prices. SAO volume was five percent higher than last year due mainly to increased sales of lower value stainless wire and rod products. However, the weaker sales mix that resulted, combined with decreased shipment levels of higher value special alloys to the aerospace and power generation markets and sustained pricing pressures on stainless products, adversely impacted sales.
    Dynamet's sales decreased 16 percent in the third quarter versus a year ago, due primarily to lower volume to the aerospace market. CPP's sales were 24 percent higher than a year ago due primarily to sales to new customers and increased sales in Europe.
    Operating income for the Specialty Metals segment was $8.1 million, which compared to a loss of $8.6 million a year ago. The improvement reflects the benefit of cost reduction initiatives and a reduced impact from inventory reduction efforts from a year ago.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $31.1 million compared to $30.9 million a year ago.
    Operating income for the Engineered Products segment was $2.8 million in the third quarter versus $2.0 million a year ago. The increase in operating income primarily reflects the benefit of cost savings initiatives, partially offset by an increase in claims and allowances.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first nine months of fiscal 2003 for the Specialty Metals segment were $569.2 million or $81.6 million lower than the same period a year ago.
    SAO sales decreased 12 percent from the same period a year ago due to a weaker sales mix and reduced selling prices. SAO volume was nine percent higher than last year due mainly to increased sales of lower value stainless wire and rod products. The weaker sales mix combined with decreased shipment levels of higher value special alloys and sustained pricing pressures adversely impacted sales.
    Dynamet's sales decreased 31 percent during the first nine months versus the same period a year ago. The decline in sales is due primarily to lower volumes sold to the aerospace market. CPP's sales were 13 percent higher than a year ago due primarily to new customer sales and increased sales in Europe.
    Operating income for the Specialty Metals segment was $15.8 million during the first nine months of fiscal 2003, which was $3.7 million higher than the same period a year ago. The increase reflected improved operating efficiencies, lower costs and the effects on operating income of a more modest level of inventory reduction versus a year ago.

    Engineered Products Segment

    Net sales for this segment through the first nine months of fiscal 2003 were $91.2 million as compared to $100.3 million for the same period a year ago. This group of companies was largely affected by the slowdown in the aerospace and industrial gas turbine markets.
    Operating income for the Engineered Products segment for the first nine months of fiscal 2003 was $9.4 million versus $7.9 million for the same period a year ago. The increase in operating income primarily reflects the benefit of cost savings initiatives and the settlement of an insurance claim.

    Net Pension Credit

    The net pension credit added income of $0.8 million in the third quarter versus $4.3 million a year ago. For the first nine months of the current fiscal year, the net pension credit added income of $2.6 million versus $12.8 million for the same period a year ago.
    The lower net pension credit versus the prior year was due primarily to the equity markets' investment losses on the pension and post-retirement plan assets as of June 30, 2002.

    Special Charges

    The first and second quarter of fiscal 2003 included after-tax special charges of $16.2 million or $.73 per diluted share. The charges were primarily related to severance payments associated with the elimination of certain salaried and production and maintenance employees, enhanced pension benefits associated with the early retirement of certain production and maintenance employees, and pension related costs due to the retirements and terminations in fiscal 2003.
    The charges were predominantly non-cash and did not materially affect Carpenter's operating cash flow.

    Other Comments

    In the third quarter of fiscal 2003, selling and administrative expenses of $28.1 million were lower than last year by $6.9 million or 20 percent. For the first nine months, selling and administrative expenses of $90.3 million were $17.7 million or 16 percent lower than the same period a year ago.
    The favorable impacts of lower salary and benefits, depreciation and amortization, professional fees and outside services were partially offset by the reduced net pension credit.
    For the most recent third quarter, interest expense of $7.7 million was $0.6 million lower than last year due to lower debt levels and lower interest rates.
    For the first nine months of fiscal 2003, interest expense was $23.5 million or $2.8 million lower than the same period a year ago.
    Other income of $1.1 million in the recent third quarter compared with other expense of $0.9 million in the quarter a year ago. The most recent third quarter included $0.9 million from the gain on the sale of assets.
    For the first nine months of fiscal 2003, other income was $4.4 million versus other income of $4.2 million for the same period a year ago.
    Income before income taxes of $1.2 million in the recent third quarter, compared with a loss before income taxes of $16.3 million for the same quarter a year ago.
    In the most recent third quarter, the company had a net $0.5 million tax benefit due to the recognition of an $0.8 million research and development credit for prior years. The resulting net income was $1.7 million, which compared to a net loss of $10.5 million in the same quarter a year ago.
    The net loss for the first nine months of fiscal 2003 was $16.4 million versus a net loss of $113.4 million for the same period a year ago. The net loss in fiscal 2003 includes after-tax special charges of $16.2 million.
    In the first quarter a year ago, the company had a charge of $112.3 million related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the third quarter was $21.7 million versus $31.0 million a year ago. For the nine month period ended March 31, 2003, free cash flow was $47.4 million versus $48.0 million for the same period a year ago, after adjusting for the effects of the receivables purchase facility.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the third quarter, Carpenter had approximately $135 million available under its credit facilities.

    Selected Financial Measures

    Additional details regarding free cash flow, net debt, special charge and net pension credit can be found in the attached financial schedules.

    Conference Call

    Carpenter will host a conference call and webcast on Tuesday, April 22, at 10 a.m., Eastern Time, to discuss the results of operations for the third quarter. The conference call will be available by webcast at www.vcall.com.
    A replay of the conference call will be available at www.vcall.com or by calling 888/266-2081. The passcode for the replay is 6479710.
    Carpenter produces and distributes specialty materials, including stainless steels, titanium alloys, superalloys and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied.
    The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its report on Form 10-K for the year ended June 30, 2002, its Form 10-Q for the second quarter and its most recent registration statement on Form S-4, filed on October 12, 2001, as amended on November 29, 2001.
    They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive and consumer durables, which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to recoup increased costs of electricity, natural gas and raw materials, such as nickel, through increased prices and surcharges; 3) worldwide excess manufacturing capacity for certain alloys that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; and 6) fluctuations in stock markets that could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets.
    Carpenter undertakes no obligation to update or revise any forward-looking statements.


                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)

                                      Three Months      Nine Months
                                          Ended            Ended
                                         March 31         March 31
                                     ---------------- ----------------
                                       2003    2002    2003     2002
                                     -------- ------- ------- --------

NET SALES                             $234.6  $250.2  $658.7   $749.5
                                     -------- ------- ------- --------
COSTS AND EXPENSES:
   Cost of sales                       198.7   222.3   553.3    622.1
   Selling and administrative
    expenses                            28.1    35.0    90.3    108.0
   Special charge                         --      --    27.0       --
   Interest expense                      7.7     8.3    23.5     26.3
   Other (income) expense, net          (1.1)    0.9    (4.4)    (4.2)
                                     -------- ------- ------- --------
                                       233.4   266.5   689.7    752.2
                                     -------- ------- ------- --------
Income (loss) before income taxes and
 cumulative effect of accounting
 change                                  1.2   (16.3)  (31.0)    (2.7)
Income taxes (benefit)                  (0.5)   (5.8)  (14.6)    (1.6)
                                     -------- ------- ------- --------
Net income (loss) before cumulative
 effect of accounting change             1.7   (10.5)  (16.4)    (1.1)
Cumulative effect of accounting
 change                                   --      --      --   (112.3)
                                     -------- ------- ------- --------
NET INCOME (LOSS)                       $1.7  ($10.5) ($16.4) ($113.4)
                                     ======== ======= ======= ========

EARNINGS (LOSS) PER COMMON SHARE:
 Basic:
   Earnings (loss) before cumulative
    effect of accounting change        $0.06  ($0.49) ($0.79)  ($0.11)
   Cumulative effect of accounting
    change                                --      --      --    (5.06)
                                     -------- ------- ------- --------
   Net earnings (loss)                 $0.06  ($0.49) ($0.79)  ($5.17)
                                     ======== ======= ======= ========

 Diluted:
   Earnings (loss) before cumulative
    effect of accounting change        $0.06  ($0.49) ($0.79)  ($0.11)
   Cumulative effect of accounting
    change                                --      --      --    (5.06)
                                     -------- ------- ------- --------
   Net earnings (loss)                 $0.06  ($0.49) ($0.79)  ($5.17)
                                     ======== ======= ======= ========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                                22.4    22.2    22.3     22.2
                                     ======== ======= ======= ========
   Diluted                              22.4    22.2    22.3     22.2
                                     ======== ======= ======= ========
Cash dividends per common share      $0.0825   $0.33   0.495    $0.99
                                     ======== ======= ======= ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                     Nine Months Ended
                                                          March 31
                                                     -----------------

                                                       2003     2002
                                                     -------- --------

OPERATIONS:
  Net loss                                            ($16.4) ($113.4)
  Adjustments to reconcile net loss to
   net cash provided from operations:
    Depreciation                                        40.5     42.1
    Amortization                                         7.6      8.8
    Goodwill impairment charge                            --    112.3
    Deferred income taxes                               (5.2)     4.1
    Net pension credit                                  (2.6)   (12.8)
    Net (gain) loss on asset disposals                  (0.4)     0.8
    Special charge                                      23.9       --
  Changes in working capital and other, net of
   divestitures:
    Receivables                                          3.0     30.7
    Net change in accounts receivable purchase
     facility                                             --     22.0
    Inventories                                         12.7     41.7
    Accounts payable                                    (5.2)    (9.7)
    Accrued current liabilities                         (3.5)    (6.4)
    Income tax refund                                   11.2      8.4
    Other, net                                         (10.0)   (14.8)
                                                     -------- --------
Net cash provided from operations                       55.6    113.8
                                                     -------- --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (6.8)   (24.0)
  Proceeds from sale of business                         8.5      3.0
  Proceeds from disposals of plant and equipment         2.3      0.5
                                                     -------- --------
Net cash provided from (used for) investing
 activities                                              4.0    (20.5)
                                                     -------- --------

FINANCING ACTIVITIES:
  Net change in short-term debt                         (0.6)  (155.8)
  Proceeds from issuance of long-term debt                --     98.3
  Payments on long-term debt                           (11.1)   (15.5)
  Dividends paid                                       (12.2)   (23.3)
  Proceeds from issuance of common stock                  --      0.6
                                                     -------- --------
Net cash used for financing activities                 (23.9)   (95.7)
                                                     -------- --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        35.7     (2.4)
Cash and cash equivalents at beginning of period        18.7      7.8
                                                     -------- --------
Cash and cash equivalents at end of period             $54.4     $5.4
                                                     ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                   March 31   June 30
                                                     2003      2002
                                                   --------- ---------

ASSETS
Current Assets:
  Cash and cash equivalents                           $54.4     $18.7
  Accounts receivable, net                            127.1     133.7
  Inventories                                         174.7     190.0
  Other current assets                                 39.6      33.5
                                                   --------- ---------
     Total current assets                             395.8     375.9

Property, plant and equipment, net                    662.6     713.1
Prepaid pension cost                                  249.4     255.9
Goodwill                                               46.3      46.3
Trademarks and trade names, net                        25.6      26.4
Other assets                                           52.8      61.9
                                                   --------- ---------
Total assets                                       $1,432.5  $1,479.5
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                     $16.2     $16.8
  Accounts payable                                     70.8      76.8
  Accrued liabilities                                  58.5      61.1
  Deferred income taxes                                 7.0       5.9
  Current portion of long-term debt                    50.1      50.2
                                                   --------- ---------
     Total current liabilities                        202.6     210.8

Long-term debt, net of current portion                357.5     375.8
Accrued postretirement benefits                       177.4     167.8
Deferred income taxes                                 177.3     182.3
Other liabilities                                      44.8      34.5
                                                   --------- ---------
Total liabilities                                     959.6     971.2
                                                   --------- ---------

STOCKHOLDERS' EQUITY
  Convertible preferred stock                           6.4      24.4
  Common stock                                        117.3     117.3
  Capital in excess of par value - common stock       199.8     200.1
  Reinvested earnings                                 200.4     229.0
  Common stock in treasury, at cost                   (38.1)    (38.3)
  Deferred compensation                                (2.7)    (11.7)
  Accumulated other comprehensive income (loss)       (10.2)    (12.5)
                                                   --------- ---------
     Total stockholders' equity                       472.9     508.3
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,432.5  $1,479.5
                                                   ========= =========


                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)

                                        Three Months    Nine Months
                                            Ended          Ended
                                          March 31        March 31
                                       --------------- ---------------

                                        2003    2002    2003    2002
                                       ------- ------- ------- -------

Net sales:
  Specialty Metals                     $204.3  $219.8  $569.2  $650.8
  Engineered Products                    31.1    30.9    91.2   100.3
  Intersegment                           (0.8)   (0.5)   (1.7)   (1.6)
                                       ------- ------- ------- -------
  Consolidated net sales               $234.6  $250.2  $658.7  $749.5
                                       ======= ======= ======= =======

Operating results:
  Specialty Metals                       $8.1   ($8.6)  $15.8   $12.1
  Engineered Products                     2.8     2.0     9.4     7.9
  Net pension credit                      0.8     4.3     2.6    12.8
  Corporate costs                        (3.9)   (4.8)  (12.7)  (13.4)
  Special charge                           --      --   (27.0)     --
  Interest expense                       (7.7)   (8.3)  (23.5)  (26.3)
  Other income (expense), net             1.1    (0.9)    4.4     4.2
                                       ------- ------- ------- -------

   Consolidated income (loss) before
    income taxes and cumulative effect
    of accounting change                 $1.2  ($16.3) ($31.0)  ($2.7)
                                       ======= ======= ======= =======

Carpenter is organized on a product basis: Specialty Alloys
 Operations, Dynamet, Carpenter Powder Products and Engineered
 Products Group. For segment reporting purposes, Specialty Alloys Operations, Dynamet and Carpenter Powder Products are aggregated into one reportable segment called Specialty Metals because of the similarities in products, processes, customers and distribution methods.

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)

                                        Three Months    Nine Months
                                           Ended           Ended
                                          March 31        March 31
                                       --------------- ---------------
FREE CASH FLOW                           2003    2002    2003    2002
                                       ------- ------- ------- -------

Net cash provided from operations       $15.3   $20.9   $55.6  $113.8
Net cash provided from (used for)
 investing activities                     8.6    (5.1)    4.0   (20.5)
Net change in accounts receivable
 purchase facility                         --    23.0      --   (22.0)
Dividends paid                           (2.2)   (7.8)  (12.2)  (23.3)
                                       ------- ------- ------- -------
Free cash flow                          $21.7   $31.0   $47.4   $48.0
                                       ======= ======= ======= =======

Carpenter uses free cash flow as a measure of cash generated which is available for debt repayment.


                                            March 31  Dec 31  March 31
NET DEBT                                      2003     2002     2002
                                            -------- -------- --------

Accounts receivable purchase facility         $10.0    $10.0    $22.0
Short-term debt                                16.2     15.9     15.4
Current portion of long-term debt              50.1     50.1     15.2
Long-term debt, net of current portion        357.5    367.5    420.9
                                            -------- -------- --------
Total Debt                                    433.8    443.5    473.5
Less: Cash                                    (54.4)   (42.4)    (5.4)
                                            -------- -------- --------
Net Debt                                     $379.4   $401.1   $468.1
                                            ======== ======== ========

Cash is subtracted from total debt because cash is expected to be used for debt repayments.


                                           Three Months  Nine Months
                                               Ended         Ended
                                             March 31      March 31
                                           ------------- -------------
SPECIAL CHARGE                              2003   2002   2003   2002
                                           ------ ------ ------ ------

Reductions in workforce                       --     --  $17.4     --
Pension plan curtailment loss                 --     --    6.7     --
Writedown of certain assets                   --     --    2.9     --
                                           ------ ------ ------ ------
Special charge                                --     --   27.0     --
Less: income taxes (benefit)                  --     --  (10.8)    --
                                           ------ ------ ------ ------
Special charge, net of income taxes           --     --  $16.2     --
                                           ====== ====== ====== ======

Special charge per share                      --     --  $0.73     --
                                           ====== ====== ====== ======

Weighted average diluted common shares      22.4   22.2   22.3   22.2
                                           ====== ====== ====== ======


                                           Three Months  Nine Months
                                              Ended         Ended
                                             March 31      March 31
                                           ------------- -------------
NET PENSION CREDIT                          2003   2002   2003   2002
                                           ------ ------ ------ ------

Pension plan credit                         $4.1   $6.8  $12.3  $20.4
Other postretirement benefits expense       (3.3)  (2.5)  (9.7)  (7.6)
                                           ------ ------ ------ ------
Net pension credit                          $0.8   $4.3   $2.6  $12.8
                                           ====== ====== ====== ======


    CONTACT: Carpenter Technology Corporation
             Investors:
             Jaime Vasquez, 610/208-2165
             jvasquez@cartech.com
              or
             Carpenter Technology Corporation
             Media:
             Katharine B. Marshall, 610/208-3034
             kmarshall@cartech.com